EXHIBIT 10

Casablanca Capital LP

450 Park Avenue, Suite 1403

New York, NY 10022

[____________], 2014

[Nominee]

[Business Address]

Dear [Nominee]:

This will confirm our understanding as follows:

You agree that you are willing, should we so elect, to become a member of a slate of nominees (the “Slate”) of an affiliate of the undersigned (the “Nominating Party”), to stand for election as a director of Cliffs Natural Resources Inc., an Ohio corporation (“Cliffs”) in connection with a proxy solicitation (the “Proxy Solicitation”) to be conducted by the undersigned and certain other parties in respect of the 2014 annual meeting of stockholders of Cliffs expected to be held in May 2014 (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the “Annual Meeting”) or appointment or election by other means. You further agree to serve as a director of Cliffs if so elected or appointed. The undersigned agrees on behalf of the Nominating Party to pay the costs of the Proxy Solicitation.

You understand that it may be difficult, if not impossible, to replace a nominee who, such as yourself, has agreed to serve on the Slate and, if elected or appointed, as a director of Cliffs if such nominee later changes his mind and determines not to serve on the Slate or, if elected or appointed, as a director of Cliffs. Accordingly, the undersigned is relying upon your agreement to serve on the Slate and, if elected or appointed, as a director of Cliffs. In that regard, you are being supplied with a questionnaire (the “Questionnaire”) in which you will provide the undersigned with information necessary for the Nominating Party to use in creating the proxy solicitation materials to be sent to stockholders of Cliffs and filed with the Securities and Exchange Commission in connection with the Proxy Solicitation.

You agree that (i) you will promptly complete and sign the Questionnaire, and return a copy to the person indicated in the Questionnaire, (ii) your responses in the Questionnaire will be true, complete and correct in all respects, and (iii) you will provide any additional information as may be requested by the undersigned. In addition, you agree that, concurrently with your execution of this letter, you will execute and return to the person indicated in the Questionnaire the attached instrument confirming that you consent to being nominated for election as a director of Cliffs and, if elected or appointed, consent to serving as a director of Cliffs. Upon being notified that we have chosen you, we may forward your consent and your completed Questionnaire (or summary thereof), and we may at any time, in our discretion, disclose such information, as well as the existence and contents of this letter. Furthermore, you understand that we may elect, at our expense, to conduct a background and reference check on you and you agree to complete and execute any necessary authorization forms or other documents required in connection therewith.

You further agree that (i) you will treat confidentially all information relating to the Proxy Solicitation which is non-public, confidential or proprietary in nature; (ii) neither you nor any of your affiliates will acquire or dispose of any securities of Cliffs without the prior approval of the undersigned, which approval shall not be unreasonably withheld or delayed; (iii) you will not issue, publish or otherwise make any public statement or any other form of communication relating to Cliffs or the Proxy Solicitation without the prior approval of the undersigned; and (iv) you will not agree to serve, or agree to be nominated to stand for election by Cliffs or any other stockholder of Cliffs (other than the undersigned), as a director of Cliffs without the prior approval of the undersigned.

The undersigned agrees on behalf of the Nominating Party that, so long as you actually serve on the Slate, the undersigned will defend, indemnify and hold you harmless from and against any and all losses, claims, damages, penalties, judgments, awards, settlements, liabilities, costs, expenses and disbursements (including, without limitation, attorneys’ fees, costs, expenses and disbursements) incurred by you in the event that you become a party, or are threatened to be made a party, to any civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal thereof, (i) relating to your role as a nominee for director of Cliffs on the Slate, or (ii) otherwise arising from or in connection with or relating to the Proxy Solicitation. The undersigned further agrees to advance to you on your behalf any and all expenses (including, without limitation, attorneys’ fees, costs, expenses and disbursements) actually incurred by you in connection with such action, suit or proceeding, it being understood that, in the event that you are ultimately determined by a court of competent jurisdiction to not be entitled to such indemnification or advancement of expenses, you agree to promptly repay such amounts to the Nominating Party. Your right of indemnification hereunder shall continue after the Annual Meeting has taken place but only for events that occurred prior to the Annual Meeting and subsequent to the date hereof. Anything to the contrary herein notwithstanding, the undersigned is not indemnifying you for any action taken by you or on your behalf that occurs prior to the date hereof or subsequent to the conclusion of the Proxy Solicitation or such earlier time as you are no longer a nominee on the Slate or for any actions taken by you as a director of Cliffs, if you are elected or appointed. Nothing herein shall be construed to provide you with indemnification (i) if you are found to have engaged in a violation of any provision of state or federal law in connection with the Proxy Solicitation, unless you demonstrate that your action was taken in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of electing the Slate; (ii) if you acted in a manner that constitutes gross negligence or willful misconduct; or (iii) if you provided false or misleading information, or omitted material information, in the Questionnaire or otherwise in connection with the Proxy Solicitation. You shall promptly notify the undersigned in writing in the event of any third-party claims actually made against you or known by you to be threatened if you intend to seek indemnification hereunder in respect of such claims. In addition, upon your delivery of notice with respect to any such claim, the undersigned shall promptly assume control of the defense of such claim with counsel chosen by the undersigned. The undersigned shall not be responsible for any settlement of any claim against you covered by this indemnity without its prior written consent. However, the undersigned may not enter into any settlement of any such claim without your consent unless

2

such settlement includes (i) no admission of liability or guilt by you, and (ii) an unconditional release of you from any and all liability or obligation in respect of such claim. If you are required to enforce the obligations of the undersigned in this letter in a court of competent jurisdiction, or to recover damages for breach of this letter, the undersigned will pay on your behalf, in advance, any and all expenses (including, without limitation, reasonable attorneys’ fees, costs, expenses and disbursements) actually and reasonably incurred by you in such action, regardless of whether you are ultimately determined to be entitled to such indemnification or advancement of expenses.

Each of us recognizes that should you be elected or appointed to the Board of Directors of Cliffs all of your activities and decisions as a director will be governed by applicable law and subject to your fiduciary duties, as applicable, to Cliffs and to the stockholders of Cliffs and, as a result, that there is, and can be, no agreement between you and the undersigned that governs the decisions which you will make as a director of Cliffs.

This agreement shall automatically terminate on the earliest to occur of (i) the conclusion of Cliffs’ next annual meeting of stockholders (regardless of the outcome), (ii) your election or appointment to the Board of Directors of Cliffs or (iii) our communication to you of our intent not to proceed with the Proxy Solicitation.

This letter sets forth the entire agreement between the undersigned and you as to the subject matter contained herein, and cannot be amended, modified or terminated except by a writing executed by the undersigned and you. This letter shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

3

Should the foregoing agree with your understanding, please so indicate in the space provided below, whereupon this letter will become a binding agreement between us.

Very truly yours,

CASABLANCA CAPITAL LP

By:
Name:
Title:

Agreed to and accepted as

of the date first written above:

Name: [Nominee]

4